Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 333-101407 and 333-102593 on Form S-3 and Registration Statement Nos. 333-35751, 333-88635, 333-43834, 333-70952 and 333-96963 on Form S-8 of Dot Hill Systems Corp., of our reports dated March 17, 2003 appearing in this Annual Report on Form 10-K/A of Dot Hill Systems Corp. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
April 25, 2003